Exhibit 99.1

Nemaura Medical Launches BEATTM diabetes Program Through New Web Presence and Re-Launches Enhanced Corporate Website

Loughborough, England – November 17, 2020 (GlobeNewswire) – Nemaura Medical, Inc. (NASDAQ: NMRD)(“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today announces the re-launch of its corporate website, www.nemauramedical.com, and the website for its flagship program, BEAT™diabetes, www.beatdiabetes.life, which serves as the unofficial launch of the program and allows users to register and learn about participating in an overall health management system to potentially reverse Type 2 diabetes.

“The launch of the BEATdiabetesTM program website is an important entry into the market to allow consumers to access many of the life management tools that come with the program. In addition to introducing the smartphone and tablet app, which will provide users with our scientifically validated, personalized coaching driven by our digital platform, it also provides users with a portal to become among the first to access our non-invasive glucose monitor, which we expect to launch shortly. We believe that the combined use of the app with our sugarBEAT® monitor, has the potential to help reduce diabetes risk and even potentially reverse Type 2 diabetes with continued and dedicated use. We welcome all visitors to register for the BEATdiabetesTM program and to experience the benefits of our coaching and monitoring programs to improve their overall health,” commented Dr. Faz Chowdhury, Nemaura’s Chief Executive Officer.

“In addition, the re-launch of our corporate website provides visitors with a more comprehensive view of our company. Previously, many visitors had equated one of our single products with the company in general. However, Nemaura is constantly developing its technology and already has designed multiple products that are in the process of being refined for regulatory approval and launch. This new website will give consumers and investors alike a better view of Nemaura and what we have to offer,” concluded Dr. Chowdhury.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and is expected to be launched in the U.S. as a general wellness product.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com